Exhibit 99.1

HCA	news

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Reports Third Quarter 2014 Results

Board Authorizes $1 Billion Share Repurchase Program

Nashville, Tenn., October 28, 2014 – HCA Holdings, Inc. (NYSE: HCA) today announced financial and operating results for the third quarter ended September 30, 2014.

Key third quarter metrics (all percentage changes compare 3Q 2014 to 3Q 2013 unless noted):

•	Revenues increased 9.0 percent to $9.220 billion

•	Net income attributable to HCA Holdings, Inc. totaled $518 million, or $1.16 per diluted share

•	Adjusted EBITDA increased 14.0 percent to $1.828 billion

•	Cash flows from operations increased 25.3 percent to $1.128 billion

•	Same facility equivalent admissions increased 4.1 percent, while same facility admissions increased 2.8 percent

•	Same facility revenue per equivalent admission increased 3.8 percent

“Results for the Company’s third quarter reflect a continuation of solid volume trends and improving payor and service mix,” stated R. Milton Johnson, HCA President and CEO.

The HCA Holdings, Inc. Board of Directors has also authorized a share repurchase program for up to $1 billion of the Company’s outstanding common stock. Repurchases will be made in accordance with applicable securities laws from time to time in the open market, through privately negotiated transactions, or otherwise.

Revenues in the third quarter increased to $9.220 billion, compared to $8.456 billion in the third quarter of 2013. Net income attributable to HCA Holdings, Inc. totaled $518 million, or $1.16 per diluted share, compared to $365 million, or $0.79 per diluted share, in the third quarter of 2013. Third quarter 2014 results include losses on sales of facilities of $12 million, or $0.02 per diluted share. Adjusted EBITDA totaled $1.828 billion compared to $1.603 billion in the third quarter of 2013. Adjusted EBITDA is a non-GAAP financial measure. A table reconciling net income attributable to HCA Holdings, Inc. to Adjusted EBITDA is included in this release.

During the quarter ended September 30, 2014, HCA recorded two changes in estimates which had the net effect of increasing revenues $26 million. The Company recorded $94 million of Medicare revenues as the estimated settlement amount for certain claims denied by Recovery Audit Contractors (“RAC”) entities conducting reviews on behalf of the Centers for Medicare & Medicaid Services (“CMS”) and currently in the pending appeals process. CMS is offering an administrative agreement to providers willing to withdraw their pending appeals in exchange for a timely partial payment (generally 68 percent of the claim amount, subject to certain adjustments). The Company also recorded a $68 million reduction to Medicaid revenues related to the Texas Medicaid Waiver Program. On October 1, 2014, the Texas Health and Human Services Commission (“THHSC”) issued a notice to hospitals participating in the Texas Medicaid Waiver Program. According to the notice, a review conducted by CMS identified certain local government/hospital affiliations it believes may be inconsistent with the waiver. As a result of these findings, CMS notified THHSC that it is deferring the federal portion of the Medicaid payments associated with these affiliations while it completes its review.

Same facility revenue per equivalent admission increased 3.8 percent in the third quarter of 2014 compared to the third quarter of 2013, reflecting improved payor mix and growth in case mix, or acuity, of 2.0 percent on a same facility basis in the quarter.

Same facility equivalent admissions increased 4.1 percent in the third quarter of 2014 compared to the prior year period. Same facility admissions increased 2.8 percent compared to the prior year period. Same facility emergency room visits increased 7.3 percent in the third quarter of 2014, compared to the prior year period. Same facility inpatient surgeries increased 1.4 percent, while same facility outpatient surgeries increased 1.9 percent in the third quarter of 2014 compared to the same period of 2013.

During the third quarter of 2014, salaries and benefits, supplies and other operating expenses totaled $7.438 billion, or 80.7 percent of revenues, compared to $6.937 billion, or 82.0 percent of revenues, in the third quarter of 2013.

Nine Months Ended September 30, 2014

Revenues for the nine months ended September 30, 2014 totaled $27.282 billion compared to $25.346 billion in the same period of 2013. Net income attributable to HCA Holdings, Inc. was $1.348 billion, or $2.98 per diluted share, compared to $1.132 billion, or $2.44 per diluted share, for the first nine months of 2013. Results for the nine months ended September 30, 2014 include losses on retirement of debt of $226 million, or $0.32 per diluted share, gains on sales of facilities of $20 million, or $0.03 per diluted share, and legal claim costs of $78 million, or $0.11 per diluted share. Results for the nine months ended September 30, 2013 include losses on sales of facilities of $13 million, or $0.02 per diluted share, and losses on retirement of debt of $17 million, or $0.02 per diluted share.

Balance Sheet and Cash Flows from Operations

As of September 30, 2014, HCA Holdings, Inc.’s balance sheet reflected cash and cash equivalents of $515 million, total debt of $28.470 billion, and total assets of $29.825 billion. During the third quarter of 2014, capital expenditures totaled $569 million, excluding acquisitions. Cash flows provided by operating activities in the quarter totaled $1.128 billion compared to $900 million in the third quarter of 2013. The $228 million increase in cash flows from operating activities related primarily to the combined impact of a $144 million increase in net income and a $58 million benefit from changes in income taxes for the third quarter of 2014 compared to the third quarter of 2013.

As of September 30, 2014, HCA’s leverage ratio as measured by Total Debt/Adjusted EBITDA was 3.96x, compared to 4.32x as of December 31, 2013. As of September 30, 2014, HCA operated 165 hospitals and 113 freestanding surgery centers.

In October 2014, HCA Inc. completed a $2 billion bond offering consisting of $1.4 billion 5.25% senior secured notes due 2025 and $600 million 4.25% senior secured notes due 2019. Net proceeds will be used to redeem the Company’s existing $1.4 billion 7.25% senior secured notes due 2020, to pay related fees and expenses and for general corporate purposes.

Today, the Company also announced the signing of an agreement to acquire CareNow, a privately-held company with 24 urgent care centers in the Dallas – Fort Worth area. Terms of the agreement were not disclosed. HCA expects to complete the transaction in the fourth quarter of this year.

2014 Guidance

On October 15, 2014, the Company raised its previously issued financial guidance ranges for 2014.

	July 2014 Guidance	October 2014 Guidance
Revenues	$36.00 – $36.50 billion	$36.50 –$37.00 billion
Adjusted EBITDA	$7.00 – $7.15 billion	$7.25 –$7.35 billion
Adjusted EPS (diluted)	$4.00 – $4.25	$4.40 – $4.60
Capital Expenditures	Approximately $2.2 billion	unchanged

The revised guidance assumes (1) benefit to Adjusted EBITDA from the Patient Protection and Affordable Care Act (Health Reform Law) in 2014 of approximately 4 percent of Adjusted EBITDA, (2) the inclusion of adjustments to revenues from the indigent care component of the Texas Medicaid Waiver Program and Medicare RAC settlements, (3) estimated electronic health record incentive income assumptions in a range of $110-$130 million and EHR expenses in a range of $110-$130 million, and (4) estimated increases in share-based compensation expense to approximately $160 million from $113 million in 2013. Guidance excludes the impact of items, if applicable, that are non-operational in nature including items such as, but not limited to, gains or losses on sales of facilities and businesses, gains or losses on early debt retirement and impairments of long-lived assets. This guidance is also subject to certain risks including those as set forth below in the Company’s “Forward-Looking Statements”.

Earnings Conference Call

HCA will host a conference call for investors at 9:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://event.webcasts.com/starthere.jsp?ei=1043273 or through the Company’s Investor Relations web page, www.hcahealthcare.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include statements that do not relate solely to historical facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the effects related to the implementation of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), possible delays in or complications related to implementation of the Health Reform Law, the possible enactment of additional federal or state health care reforms and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry, (3) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011 (the “BCA”), and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (4) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in the Medicare, Medicaid and other state programs, including Medicaid upper payment limit programs or waiver programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under managed care agreements, the ability to enter into and renew managed care provider agreements on acceptable terms and the impact of consumer driven health plans and physician utilization trends and practices, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) the emergence and effects related to infectious diseases, including Ebola, (16) future divestitures which may result in charges and possible impairments of long-lived assets, (17) changes in business strategy or development plans, (18) delays in receiving payments for services provided, (19) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (20) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (21) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and recognize income for the related Medicare or Medicaid incentive payments, and (22) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2013 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

Third Quarter

(Dollars in millions, except per share amounts)

	2014		2013
	Amount	Ratio	Amount	Ratio

Revenues before provision for doubtful accounts	$9,978		$9,411
Provision for doubtful accounts	758		955

Revenues	9,220	100.0%	8,456	100.0%

Salaries and benefits	4,211	45.7	3,916	46.3
Supplies	1,539	16.7	1,457	17.2
Other operating expenses	1,688	18.3	1,564	18.5
Electronic health record incentive income	(32)	(0.3)	(75)	(0.9)
Equity in earnings of affiliates	(14)	(0.2)	(9)	(0.1)
Depreciation and amortization	460	5.0	443	5.3
Interest expense	427	4.6	458	5.4
Losses on sales of facilities	12	0.1	1	—

	8,291	89.9	7,755	91.7

Income before income taxes	929	10.1	701	8.3
Provision for income taxes	318	3.5	234	2.8

Net income	611	6.6	467	5.5
Net income attributable to noncontrolling interests	93	1.0	102	1.2

Net income attributable to HCA Holdings, Inc.	$518	5.6	$365	4.3

Diluted earnings per share	$1.16		$0.79
Shares used in computing diluted earnings per share (000)	447,260		463,569
Comprehensive income attributable to HCA Holdings, Inc.	$511		$417

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Nine Months Ended September 30, 2014 and 2013

(Dollars in millions, except per share amounts)

	2014		2013
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$29,619		$28,078
Provision for doubtful accounts	2,337		2,732

Revenues	27,282	100.0%	25,346	100.0%

Salaries and benefits	12,359	45.3	11,681	46.1
Supplies	4,603	16.9	4,406	17.4
Other operating expenses	4,977	18.2	4,594	18.1
Electronic health record incentive income	(97)	(0.4)	(166)	(0.7)
Equity in earnings of affiliates	(32)	(0.1)	(29)	(0.1)
Depreciation and amortization	1,361	5.1	1,292	5.0
Interest expense	1,314	4.8	1,392	5.5
Losses (gains) on sales of facilities	(20)	(0.1)	13	0.1
Losses on retirement of debt	226	0.8	17	0.1
Legal claim costs	78	0.3	—	—

	24,769	90.8	23,200	91.5

Income before income taxes	2,513	9.2	2,146	8.5
Provision for income taxes	816	3.0	704	2.8

Net income	1,697	6.2	1,442	5.7
Net income attributable to noncontrolling interests	349	1.3	310	1.2

Net income attributable to HCA Holdings, Inc.	$1,348	4.9	$1,132	4.5

Diluted earnings per share	$2.98		$2.44
Shares used in computing diluted earnings per share (000)	452,538		463,051
Comprehensive income attributable to HCA Holdings, Inc.	$1,399		$1,215

HCA Holdings, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

			For the Nine Months
	Third Quarter		Ended September 30,
	2014	2013	2014	2013
Revenues	$9,220	$8,456	$27,282	$25,346

Net income attributable to HCA Holdings, Inc.	$518	$365	$1,348	$1,132
Losses (gains) on sales of facilities (net of tax)	9	1	(11)	9
Losses on retirement of debt (net of tax)	—	—	143	11
Legal claim costs (net of tax)	—	—	49	—

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs (a)	527	366	1,529	1,152
Depreciation and amortization	460	443	1,361	1,292
Interest expense	427	458	1,314	1,392
Provision for income taxes	321	234	919	714
Net income attributable to noncontrolling interests	93	102	349	310

Adjusted EBITDA (a)	$1,828	$1,603	$5,472	$4,860

Diluted earnings per share:
Net income attributable to HCA Holdings, Inc.	$1.16	$0.79	$2.98	$2.44
Losses (gains) on sales of facilities	0.02	—	(0.03)	0.02
Losses on retirement of debt	—	—	0.32	0.02
Legal claim costs	—	—	0.11	—

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs(a)	$1.18	$0.79	$3.38	$2.48

Shares used in computing diluted earnings per share (000)	447,260	463,569	452,538	463,051

(a)	Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and legal claim costs, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	September 30.	June 30,	December 31,
	2014	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$515	$658	$414
Accounts receivable, net	5,524	5,472	5,208
Inventories	1,258	1,211	1,179
Deferred income taxes	320	500	489
Other	910	931	747

Total current assets	8,527	8,772	8,037

Property and equipment, at cost	32,301	31,841	31,073
Accumulated depreciation	(18,423)	(18,120)	(17,454)

	13,878	13,721	13,619

Investments of insurance subsidiaries	441	426	448
Investments in and advances to affiliates	167	150	121
Goodwill and other intangible assets	5,899	5,909	5,903
Deferred loan costs	221	230	237
Other	692	614	466

	$29,825	$29,822	$28,831

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,787	$1,717	$1,803
Accrued salaries	1,238	1,140	1,193
Other accrued expenses	1,563	1,992	1,913
Long-term debt due within one year	1,044	1,046	786

Total current liabilities	5,632	5,895	5,695

Long-term debt	27,426	27,942	27,590
Professional liability risks	1,045	1,019	949
Income taxes and other liabilities	1,740	1,554	1,525

EQUITY (DEFICIT)
Stockholders’ deficit attributable to HCA Holdings, Inc.	(7,384)	(7,990)	(8,270)
Noncontrolling interests	1,366	1,402	1,342

Total deficit	(6,018)	(6,588)	(6,928)

	$29,825	$29,822	$28,831

HCA Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2014 and 2013

(Dollars in millions)

	2014	2013
Cash flows from operating activities:
Net income	$1,697	$1,442
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities	(2,945)	(3,319)
Provision for doubtful accounts	2,337	2,732
Depreciation and amortization	1,361	1,292
Income taxes	(61)	158
Losses (gains) sales of facilities	(20)	13
Loss on retirement of debt	226	17
Legal claim costs	78	—
Amortization of deferred loan costs	33	41
Share-based compensation	118	81
Other	(3)	(3)

Net cash provided by operating activities	2,821	2,454

Cash flows from investing activities:
Purchase of property and equipment	(1,482)	(1,347)
Acquisition of hospitals and health care entities	(97)	(463)
Disposition of hospitals and health care entities	38	31
Change in investments	22	97
Other	7	8

Net cash used in investing activities	(1,512)	(1,674)

Cash flows from financing activities:
Issuance of long-term debt	3,502	—
Net change in revolving credit facilities	(160)	630
Repayment of long-term debt	(3,525)	(1,300)
Distributions to noncontrolling interests	(325)	(308)
Payment of debt issuance costs	(49)	(5)
Repurchase of common stock	(750)	—
Distributions to stockholders	(7)	(13)
Income tax benefits	119	70
Other	(13)	(75)

Net cash used in financing activities	(1,208)	(1,001)

Change in cash and cash equivalents	101	(221)
Cash and cash equivalents at beginning of period	414	705

Cash and cash equivalents at end of period	$515	$484

Interest payments	$1,441	$1,464
Income tax payments, net	$758	$476

HCA Holdings, Inc.

Operating Statistics

			For the Nine Months
	Third Quarter		Ended September 30,
	2014	2013	2014	2013
Operations:
Number of Hospitals	165	162	165	162
Number of Freestanding Outpatient Surgery Centers	113	114	113	114
Licensed Beds at End of Period	43,241	42,038	43,241	42,038
Weighted Average Licensed Beds	43,226	42,005	43,069	41,905

Reported:
Admissions	449,400	432,600	1,337,300	1,309,800
% Change	3.9%		2.1%
Equivalent Admissions	751,300	711,800	2,198,500	2,128,500
% Change	5.5%		3.3%
Revenue per Equivalent Admission	$12,273	$11,880	$12,410	$11,908
% Change	3.3%		4.2%
Inpatient Revenue per Admission	$12,227	$11,661	$12,281	$11,731
% Change	4.9%		4.7%
Patient Days	2,150,300	2,033,200	6,483,100	6,256,000
% Change	5.8%		3.6%
Equivalent Patient Days	3,595,700	3,346,100	10,658,200	10,166,000
% Change	7.5%		4.8%
Inpatient Surgery Cases	131,300	128,900	386,300	380,100
% Change	1.9%		1.6%
Outpatient Surgery Cases	222,700	215,600	658,200	648,900
% Change	3.3%		1.4%
Emergency Room Visits	1,886,700	1,738,100	5,501,500	5,213,800
% Change	8.6%		5.5%
Outpatient Revenues as a
Percentage of Patient Revenues	38.4%	38.3%	37.8%	37.5%
Average Length of Stay	4.8	4.7	4.8	4.8
Occupancy	54.1%	52.6%	55.1%	54.7%
Equivalent Occupancy	90.5%	86.6%	90.6%	88.9%

Same Facility:
Admissions	444,400	432,200	1,332,700	1,308,200
% Change	2.8%		1.1%
Equivalent Admissions	740,400	711,000	2,167,900	2,124,500
% Change	4.1%		2.0%
Revenue per Equivalent Admission	$12,276	$11,830	$12,398	$11,892
% Change	3.8%		4.3%
Inpatient Revenue per Admission	$12,267	$11,669	$12,343	$11,735
% Change	5.1%		5.2%
Inpatient Surgery Cases	130,500	128,800	383,500	379,700
% Change	1.4%		1.0%
Outpatient Surgery Cases	219,000	215,000	647,000	647,400
% Change	1.9%		-0.1%
Emergency Room Visits	1,857,600	1,731,000	5,416,900	5,195,300
% Change	7.3%		4.3%